EXHIBIT 11

                  SWIFT TRANSPORTATION CO., INC. & SUBSIDIARIES

                Schedule of Computation of Net Earnings Per Share
                    (In thousands, except per share amounts)

                                               Three months            Six months
                                              ended June 30,          ended June 30,
                                             1998       1997         1998       1997
                                           -------     -------     -------     -------
Net earnings                               $14,036     $10,556     $23,448     $16,779
                                           =======     =======     =======     =======

Weighted average shares:
     Common shares outstanding              42,723      42,302      42,612      42,111

     Common equivalent shares issuable
       upon exercise of employee stock
       options (1)                             815         924         875         993
                                           -------     -------     -------     -------

     Total weighted average shares
       - diluted                            43,538      43,226      43,487      43,104
                                           =======     =======     =======     =======



Basic earnings per share                   $   .33     $   .25     $   .55     $   .40
                                           =======     =======     =======     =======

Diluted earnings per share                 $   .32     $   .24     $   .54     $   .39
                                           =======     =======     =======     =======

Note:
(1) Amount calculated using the treasury stock method and fair market values.

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